UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 27, 2007
CINEMARK HOLDINGS, INC.
(Exact name of registrant as specified in charter)

DELAWARE	001-33401	20-5490327
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
3900 DALLAS PARKWAY, SUITE 500
PLANO, TEXAS 75093
(Address and Zip Code of Principal Executive Offices)
972-665-1000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with the completion of the initial public offering of our common stock and the termination of our stockholders agreement, we entered into a director nomination agreement with certain of our investors. The director nomination agreement became effective on April 27, 2007 upon the completion of the initial public offering and gives certain investors that are party thereto the right to designate certain nominees for election to our Board of Directors. In particular, an affiliate of Madison Dearborn Partners, LLC, or MDP, will have the right to designate up to five nominees for election to our Board of Directors, the Mitchell investors will have the right to designate two nominees for election to our Board of Directors, Quadrangle Capital Partners LP, or Quadrangle, will have the right to designate one nominee for election to our Board of Directors and Syufy Enterprises LP, or Syufy, will have the right to designate one nominee for election to our Board of Directors. The rights of a party to nominate directors terminates if such party no longer beneficially owns a specified percentage of our common stock although certain parties may continue to have certain board observer rights so long as such party continues to hold a minimum percentage of our common stock. Under the director nomination agreement, at least one nominee of the Mitchell investors, at least three nominees of MDP, and the nominee of Quadrangle is required to be an independent director so long as a majority of our Board of Directors are required to be independent directors under the rules of the New York Stock Exchange.
     Each person designated pursuant to the director nomination agreement shall be nominated or appointed, as the case may be, to serve as either a Class I, Class II, or Class III director. Under the director nomination agreement, we agree to use our best efforts to assure that each representative nominated or appointed (i) is included in the slate of director nominees submitted to our stockholders in connection with each election of directors and (ii) is included in the proxy statement prepared in connection with the solicitation of proxies for every meeting of our stockholders called with respect to the election of the members of our Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of our stockholders or the Board of Directors with respect to the election of members of our Board of Directors.
     Our initial Class I, Class II, and Class III directors are as follows: Class I shall initially consist of James N. Perry Jr., Robin P. Selati and Enrique F. Senior; Class II shall initially consist of Peter R. Ezersky, Vahe A. Dombalagian and a yet to be designated nominee of Lee Roy Mitchell; and Class III shall initially consist of Lee Roy Mitchell, Benjamin D. Chereskin and Raymond W. Syufy.
     The foregoing is intended to be a summary of the terms of the director nomination agreement and is qualified in its entirety by reference to the director nomination agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference as if fully set forth herein.
Item 1.02 Termination of a Material Definitive Agreement
     (a) On August 7, 2006, the following stockholders entered into a stockholders agreement with us: MDP, Lee Roy Mitchell, the Mitchell investors, Quadrangle, Syufy, Century Theatres Holdings, LLC, Alan W. Stock, Timothy Warner, Robert Copple, Michael Cavalier, Northwestern University, K&E Investment Partners, L.P.-2004-B DIF, Piola Investments, Ltd. and John W. Madigan. In connection with the completion of the initial public offering, the parties to the stockholders agreement agreed to terminate the stockholders agreement as of April 27, 2007 in connection with the director nomination agreement disclosed in Item 1.01 that was entered into by certain of our investors.
     Under the stockholders agreement, the size of our Board of Directors was set at fourteen. MDP had the right to designate up to nine of the nominees for election to our Board of Directors as long as it continued to beneficially own at least 5% of our common stock. The Mitchell investors had the right to designate up to two nominees for election to our Board of Directors as long as they continued to beneficially own at least 9% of our common stock and continued to have the right to designate one nominee for election to our Board of Directors if they beneficially owned less than 9% but more than 3% of our common stock. If the Mitchell investors beneficially owned less than 3% of our common stock but more than 2% of our common stock, they would have continued to have certain board observer rights. Quadrangle had the right to designate one nominee for election to our Board of Directors as long as they continued to beneficially own at least 3% of our common stock provided that at the time Quadrangle no longer had rights to designate the director, the number of designees nominated by MDP would have increased by one. If Quadrangle beneficially owned less than 3% of our common stock but more than 2% of our common stock, it would have continued to have certain board observer rights. Syufy had the right to designate up to two nominees for election to our Board of Directors as long as it continued to beneficially own at least 7% of our common stock and continued to have the right to designate one nominee for election to our Board of Directors if it beneficially owned less than 7% but more than 3% of our common stock. If Syufy beneficially owned less than 3% of our common stock but more than 2% of our common stock, it would have continued to have certain board observer rights.
     Parties to the stockholders agreement could not transfer shares, other than in an exempt transfer, which included transfers to affiliates, transfers to family members in the case of a natural person, transfers in connection with certain sales of our company approved by our Board of Directors or by MDP, transfers by MDP to Quadrangle and transfers by the management investors to us. We and MDP were granted certain rights of first refusal in connection with certain sales of our shares by any of the other stockholders or their permitted assigns. In addition, certain stockholders were granted certain “tag along” rights and preemptive rights under the stockholders agreement.
     (b) On May 3, 2007, Cinemark USA, Inc., or Cinemark USA and Alan Stock, our Chief Executive Officer, agreed to terminate the Amended and Restated Agreement to Participate in Profits and Losses, or the Amended Profit Participation Agreement, dated March 12, 2004. Pursuant to the Amended Profit Participation Agreement, Alan Stock participated with Cinemark USA in the profits and losses of the Holiday Village 4 theatre in Park City, Utah and Kentucky Oaks Mall (II) theatre in Paducah, Kentucky. Alan Stock received a profit interest in the two theatres once Cinemark USA recovered its capital investments in these theatres plus the borrowing costs. Operating losses and disposition losses for these theatres were allocated 100% to Cinemark USA. Operating profits and disposition profits were allocated first to Cinemark USA to the extent of total operating losses and losses from any disposition of these theatres. Thereafter, net cash from operations from these theatres or from any disposition of these theatres was paid first to Cinemark USA until such payments were equal to Cinemark USA’s investment in these theatres, plus interest, and then 51% to Cinemark USA and 49% to Alan Stock.
In the Amended Profit Participation Agreement, Alan Stock provided to Cinemark USA a call option to purchase his profit participation interest within 30 days of Cinemark USA filing a registration statement with the SEC in a public offering on its own behalf or on behalf of any other security holder of Cinemark USA or Cinemark USA’s affiliates, registering the capital stock of Cinemark USA under the Securities Act of 1933, as amended. We filed a registration statement with the SEC in connection with the initial public offering of our common stock which became effective on April 23, 2007 and Cinemark USA exercised its call option on May 1, 2007.
Under the Amended Profit Participation Agreement, the purchase price of Alan Stock’s profit participation interest was equal to the greater of (1) $8,705,678 reduced by any payments received by Alan Stock during the term and (2) 49% of adjusted theatre level cash flow multiplied by seven, plus cash and value of inventory associated with the two theatres, minus necessary reserves, accrued liabilities and accounts payable associated with the two theatres. Accordingly, the purchase price was determined to be $6,853,060. Upon payment and receipt of the purchase price, the Amended Profit Participation Agreement between Cinemark USA and Alan Stock was terminated.
The foregoing is intended to be a summary of the terms of the termination agreement between Cinemark USA and Alan Stock and is qualified in its entirety by reference to the termination agreement, attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated by reference as if fully set forth herein.
Item 8.01 Other Events
     On March 20, 2007, Cinemark USA repurchased approximately $332.0 million aggregate principal amount of 9% senior subordinated notes. In connection with such repurchase, it executed a fourth supplemental indenture, which removed substantially all of the restrictive covenants and certain events of default contained in the indenture. As a result, the remaining holders of the 9% senior subordinated notes will no longer be entitled to the benefits of such covenants and events of default, and Cinemark USA will be permitted to take certain actions that were previously prohibited by the indenture.

     The foregoing is intended to be a summary of the terms of the fourth supplemental indenture and is qualified in its entirety by reference to the fourth supplemental indenture, filed with this Current Report on Form 8-K as Exhibit 4.1 and incorporated by reference as if fully set forth herein.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

Exhibit
Number	Description

4.1	Fourth Supplemental Indenture, dated March 20, 2007, among Cinemark USA, Inc. and the subsidiaries of Cinemark USA, Inc. named therein, and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, File No. 033-47040, filed by Cinemark USA, Inc. with the SEC on March 26, 2007).

10.1	Director Nomination Agreement, effective as of April 27, 2007, among Cinemark Holdings, Inc. and the stockholders party thereto.

10.2	Termination Agreement between Cinemark USA, Inc. and Alan Stock, dated May 3, 2007.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.

Date: May 3, 2007	By:	/s/ Michael Cavalier

Name: Michael Cavalier
Title: Senior Vice President - General Counsel